Advance Agreement

Party A: Honest Best Int’1 Ltd.
Party B: Fancy Think Limited

The Advance Agreement is signed on March 29, 2011 by both parties, to record the following advance transactions:

- On the date of the advance agreement, Party A (Honest Best Int’1 Ltd.) agreed to advance a short-term loan amounted to US$61,570,000 to Party B (Fancy Think Limited).

- The loan charges interest at 3.95% per annum, unsecured and repayable on Party A’s demand.

Party A:                      Honest Best Int’1 Ltd.

Authorised Signature:
Sole Director

Party B:                      Fancy Think Limited

Authorised Signature:
Director

Date:  March 29, 2011